As filed with the Securities and Exchange Commission on August 24, 2005

                                                       Registration No. 2-56536


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                       POST-EFFECTIVE AMENDMENT NO. 1 TO
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          General Binding Corporation
             (Exact name of registrant as specified in its charter)


           Delaware                                    36-0887470
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                       Identification No.)

                                 One GBC Plaza
                           Northbrook, Illinois 60062
                    (Address Of Principal Executive Offices)

                         ------------------------------

         General Binding Corporation Qualified Stock Option Plan - 1966
        General Binding Corporation Restricted Stock Option Plan - 1969
         General Binding Corporation Qualified Stock Option Plan - 1976
                            (Full title of the plan)

                         ------------------------------

                               Steven Rubin, Esq.
                          General Binding Corporation
                                 One GBC Plaza
                           Northbrook, Illinois 60062
                                 (847) 272-3000
(Name, address and telephone number, including area code, of agent for service)

                          DEREGISTRATION OF SECURITIES

         This post-effective amendment (this "Amendment"), filed by General Binding Corporation (the "Company"), deregisters certain shares of the Company's Common Stock, $.125 par value per share ("Common Stock"), that had been registered for issuance under the General Binding Corporation Qualified Stock Option Plan - 1966 (the "1966 Plan"), the General Binding Corporation Restricted Stock Option Plan - 1969 (the "1969 Plan") and the General Binding Corporation Qualified Stock Option Plan - 1976 (the "1976 Plan") on the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") in June, 1976 (File No. 2-56536) (the "Registration Statement").

         Pursuant to an Agreement and Plan of Merger, dated as of March 15, 2005, as amended August 4, 2005, by and among Fortune Brands, Inc., ACCO World Corporation, Gemini Acquisition Sub, Inc. and the Company (the "Merger Agreement"), Gemini Acquistion Sub, Inc. ("Acqusition Sub"), a wholly-owned subsidiary of ACCO World Corporation (renamed ACCO Brands Corporation immediately prior to the effective time of the merger, "ACCO"), merged with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of ACCO. On August 17, 2005, at the effective time of the merger (the "Effective Time"), all of the outstanding Common Stock of the Company was converted into the right to receive one share of ACCO common stock or cancelled pursuant to the Merger Agreement. As a result, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in its Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company's Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of Effective Time.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Northbrook, state of Illinois, on this twenty second day of August, 2005.

                                          GENERAL BINDING CORPORATION


                                          By: /s/ David D. Campbell
                                             ---------------------------------
                                             Name:  David D. Campbell
                                             Title: Chief Executive Officer


                                          By: /s/ Neal V. Fenwick
                                             ---------------------------------
                                             Name:  Neal V. Fenwick
                                             Title: Executive Vice-President

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Steven Rubin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) hereto and to the registration statement to which this post-effective amendment relates, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 22, 2005.


        Signature                                        Title
-----------------------------------        ------------------------------------

/s/ David D. Campbel
--------------------------                 Chief Executive Officer
Name: David D. Campbell                    (principal executive officer)


/s/ Neal V. Fenwick                        Executive Vice President
--------------------------                 (Principal financial and accounting
Name: Neal V. Fenwick                      officer)

/s/ Steven Rubin
---------------------------                Vice President, Secretary and
Name: Steven Rubin                         General Counsel